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                [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



                              June 28, 1995



Kerr Group, Inc.
1840 Century Park East
Los Angeles, California  90067

Ladies and Gentlemen:

We have acted as counsel to Kerr Group, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on June 28, 1995, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 180,000 shares of Common Stock, par value $0.50 per share (the "Shares"), issuable upon the exercise of stock options granted under the Kerr Group, Inc. Amended and Restated 1993 Employee Stock Option Plan (the "Plan").

As counsel for the Company, we have examined, among other things, the federal and state laws and such documents, certificates and records as we deemed necessary and appropriate for the purpose of providing this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, upon delivery thereof and payment therefor as provided in the Plan, will be validly issued, fully paid, and nonassessable.

We consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

























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